As filed with the Securities and Exchange Commission on March 3, 2000.

                                                 Registration Statement No.333-
-------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------


                               ACADIA REALTY TRUST
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Maryland                                     23-2715194
-------------------------------------      ------------------------------------
   (State or other jurisdiction of         (I.R.S. Employer Identification No.)
    incorporation or organization)

                            20 Soundview Marketplace
                         Port Washington, New York 11050
                                 (516) 767-8830
 ------------------------------------------------------------------------------
                   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Ross Dworman
                               Acadia Realty Trust
                            20 Soundview Marketplace
                         Port Washington, New York 11050
                                 (516) 767-8830
 ------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            Mark Schonberger, Esquire
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000


Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]


909738.9

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                         CALCULATION OF REGISTRATION FEE

Title of Each           Amount to be         Proposed Maximum          Proposed Maximum              Amount of
Class of Securities     Registered           Offering Price Per        Aggregate Offering Price      Registration Fee
to be Registered                             Unit (2)

common shares,          26,719,319(1)        $5.03125                  $134,431,573.72               $35,489.94
$0.001 par value
per share

(1)      Includes  10,658,081  shares  potentially   issuable  in  exchange  for
         10,363,147 regular limited partnership interests in Acadia Realty Limited Partnership and 2,212 preferred limited partnership interests in Acadia Realty Limited Partnership.

(2) Estimated solely for the purpose of determining the Registration Fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 457, the proposed maximum offering price per share of common shares of the Registrant is based upon the average of the high and low reported sales prices of the common shares on the New York Stock Exchange Composite Transaction Tape on February 25, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



909738.9
                                        2

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject to Completion Dated March 3, 2000

PROSPECTUS
----------
                               ACADIA REALTY TRUST
                 26,719,319 Common Shares of Beneficial Interest

         This  Prospectus  relates  to    Restrictions on Transfer" (p.13).
the  offer  and sale from time to time
by  the  persons   listed   under  the             The   Selling   Shareholders,
"Selling Shareholders" section of this from time to time, may offer the Prospectus of up to 26,719,319 shares common shares covered by this of Acadia Realty Trust's common prospectus on the New York Stock shares. Throughout this Prospectus, Exchange or in other markets where our the terms "we", "us", "our company", common shares may trade at prices to
"the   company",   "the   trust"   and    which they agree.
"Acadia"  are all used in reference to
Acadia Realty  Trust,  a Maryland real             The Selling Shareholders will
estate investment trust formerly known pay any brokerage fees or commissions as Mark Centers Trust. The term relating to the sales by them. See
"operating partnership" is used in "Plan of Distribution" (p.35). The reference to Acadia Realty Limited registration of the Selling
Partnership,    a   Delaware   limited    Shareholders'    shares    does    not
partnership, formerly known as Mark necessarily mean that any of them will Centers Limited Partnership, which is sell their shares. Certain of the a majority-owned subsidiary of the Selling Shareholders are obligated by trust. Lastly, the term "OP Units" is contract not to sell their common used in reference to units of limited shares until November 16, 2000 unless partnership interest in the Operating such obligation is terminated on the
Partnership.                              occurrence of certain events.

         We  have  issued   16,061,238             We  will  not   receive   any
restricted common shares of beneficial proceeds from the sale of common interest to certain Selling shares by the Selling Shareholders. We
Shareholders  and  may  issue  further    have agreed to bear  certain  expenses
shares  to the  extent  certain  other    of   registering   the  common  shares
Selling  Shareholders  exchange  their    covered  by  this   prospectus   under
10,658,081 OP Units, including 294,934    Federal and state securities laws.
OP Units  issuable upon the conversion
of  preferred  OP Units,  for an equal             The Selling  Shareholders and
number of common shares. We are filing any agents or broker-dealers that the registration statement of which participate with them in the this prospectus is a part to fulfill distribution of common shares covered
our  contractual  obligations  to  the    by  this   prospectus  may  be  deemed
holders of securities  discussed above    "underwriters"  within the  meaning of
and  to  provide   them  with   freely    the   Securities   Act  of  1933,   as
tradable securities.                      amended,  and any commissions received
                                          by them on the resale of common shares
         Our  common  shares  trade on    may  be  deemed  to  be   underwriting
the New York Stock  Exchange under the    commissions  or  discounts  under  the
symbol "AKR." The shares being Securities Act. See "Plan of registered pursuant to the Distribution" (p.35). See "Description registration statement of which this of Our Common Shares--Registration
prospectus  is a part are  subject  to    Rights"  (p.14)  for   indemnification
certain  restrictions on ownership and    arrangements  between  Acadia  and the
transfer  designed  to  assist  us  in    Selling Shareholders.
maintaining   our  status  as  a  real
estate  investment  trust ("REIT") for
federal   income  tax  purposes.   See
"Description  of Our  Common  Shares--


         Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under "Risk Factors" beginning on page 8 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is ______, 2000

909738.9
                                        3

                                TABLE OF CONTENTS

                                                                            Page

WHERE YOU CAN FIND MORE INFORMATION..........................................5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................5

FORWARD-LOOKING INFORMATION..................................................6

PROSPECTUS SUMMARY...........................................................7

RISK FACTORS.................................................................8

OUR COMPANY.................................................................12

DESCRIPTION OF OUR COMMON SHARES............................................12

USE OF PROCEEDS.............................................................17

INTERESTS OF NAMED EXPERTS AND COUNSEL......................................17

FEDERAL INCOME TAX CONSIDERATIONS...........................................17

SELLING SHAREHOLDERS........................................................27

PLAN OF DISTRIBUTION........................................................35

EXPERTS  ...................................................................36

LEGAL MATTERS...............................................................36


909738.9
                                        4

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 under the Securities Act to register the common shares offered in this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding our company. You may access the SEC's web site at "http://www.sec.gov."

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Judiciary Plaza, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common shares are listed on the New York Stock Exchange under the symbol "AKR." You may read our reports, proxy and other information statements which we file at the offices of the NYSE at 20 Broad Street, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 31, 1999 (SEC File No. 001-12002);

         o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Commission on May 17, 1999;

         o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the Commission on August 13, 1999;

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed with the Commission on November 15, 1999;

         o Our Definitive Proxy Statement on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 16, 1999, filed with the Commission on May 3, 1999;

        o         Our Report on Form 8-K filed with the Commission on January 5,
                  1999; and

         o The description of our common shares of beneficial interest contained in our registration statement on Form 8-A together with all amendments and reports updating such description dated May 21, 1993 (SEC File No. 33-6008).


909738.9
                                        5

         You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                               Acadia Realty Trust
                            20 Soundview Marketplace
                         Port Washington, New York 11050
              Telephone requests may be directed to (516) 767-8830.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

         Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.


                           FORWARD-LOOKING INFORMATION

         Certain information both included and incorporated by reference in this prospectus may contain forward- looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for retail space and multi-family housing in our current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.


909738.9
                                        6

                               PROSPECTUS SUMMARY


         This Summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to purchase our common shares.

                                   The Company

         We are a fully-integrated and self-managed real estate investment trust. We are primarily engaged in the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers, and multi- family properties. We were organized in March, 1993, and until August, 1998, our name was Mark Centers Trust. Our common shares trade on the New York Stock Exchange under the symbol "AKR."

         We are formed under the laws of the State of Maryland. Our principal executive offices are located at 20 Soundview Marketplace, Port Washington, New York 11050. Our phone number is (516) 767-8830.

                         Securities That May Be Offered

         This prospectus relates to the offer and sale from time to time by the persons listed under the "Selling Shareholders" section of this prospectus of
(i) up to 16,061,238 common shares and (ii) up to 10,658,081 common shares which may be issued upon the exchange of OP Units held by certain of the Selling Shareholders including 294,933 OP Units issuable upon the conversion of preferred OP units. We are registering the common shares covered by this prospectus to satisfy our obligations under registration rights agreements with the Selling Shareholders.

         We will not receive any cash proceeds from the sale of the common shares by the Selling Shareholders.

                                  Risk Factors

         Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under "Risk Factors" beginning on page 8 of this prospectus.

                            Tax Status of the Company

         Acadia has elected to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986 in each year since 1993. As long as we qualify for taxation as a REIT, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is distributed to our shareholders. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. See "Risk Factors--Risk factors relating to our business as a REIT" (p.9) and "Federal Income Tax Considerations" (p.17) for a more detailed explanation.

909738.9
                                        7

                                  RISK FACTORS

         You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase our common shares. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 6 of this prospectus.

We could encounter problems as a result of our use of debt.

         We borrow money to pay for the acquisition, development and operation of properties and for other general corporate purposes. Our declaration of trust (as amended) and our bylaws do not limit the amount of indebtedness that we may incur. By borrowing money, we expose ourselves to several problems, including the following:

        o      inability to meet existing obligations;

        o      reduced access to additional debt; and

        o      loss of our property as a result of any default on existing debt.

         As of September 30, 1999, Acadia had total mortgage debt of $308.6 million of which $249.5 million was fixed-rate and $59.1 million was variable rate based upon either LIBOR or the lender's commercial paper rate plus certain spreads. Our mortgage indebtedness is generally nonrecourse to us. However, even with respect to nonrecourse mortgage indebtedness, we could be obligated to pay our lenders deficiencies resulting from, among other things, fraud, misapplication of funds and environmental liabilities.

         A downturn in the economy could make it difficult for us to borrow money on favorable terms. If we are unable to borrow, we might need to sell some of our assets at unfavorable prices in order to pay our loans. We could encounter several problems, including:

        o insufficient cash flow necessary to meet required payments of principal and interest;

        o         an increase on variable interest rates on indebtedness; and

        o the inability to refinance existing indebtedness on favorable terms or at all.

Increase in market interest rates could have an adverse effect on the price of our common shares.

         One of the factors that may influence the prices for the common shares in public trading markets will be the annual yield from our distributions on the common shares as compared to yields on certain financial instruments. An increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market prices for our common shares.

We may suffer an uninsured loss.

         We maintain comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance with respect our properties with policy specifications, limits, and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, we could lose both our investments in, and anticipated cash flow from, a property.

The loss of a key executive officer could have an adverse effect on the company.


909738.9
                                        8

         Although we have entered into employment agreements with our Chairman and Chief Executive Officer, Ross Dworman and our President, Kenneth F. Bernstein, the loss of any of their services could have an adverse effect on our operations.

Risk factors relating to our business as a REIT:

As a real estate company, our ability to generate revenues and pay distributions to our shareholders is affected by the risks inherent in owning real property investments.

         We derive most of our revenue from investments in real property. Real property investments are subject to different types and degrees of risk that may reduce the value of our assets and our ability to generate revenues. The factors that may reduce our revenues, net income and cash available for distributions to shareholders include the following:

        o local conditions, such as an oversupply of space or a reduction in demand for real estate in an area;

        o        competition from other available space;

        o        the ability of the owner to provide adequate maintenance;

        o        insurance and variable operating costs;

        o        government regulations;

        o        changes in interest rate levels;

        o        the availability of financing;

        o potential liability due to changes in environmental and other laws; and

        o        changes in the general economic climate.

We may not be able to sell our assets if we need to do so.

         Real estate investments are relatively illiquid, and therefore we may not be able to sell one or more of our properties in order to respond promptly to changes in economic or other conditions. In addition, the Internal Revenue Code limits a REIT's ability to sell properties held for fewer than four years. Our inability to sell one or more of our properties could harm our performance and ultimately our ability to make distributions to our shareholders.

We could have financial problems as a result of our tenants' financial difficulty.

         Our commercial and residential tenants may, from time to time, experience downturns in their businesses/personal finances which may result in their failure to make their rental payments to us when due. Missed rental payments, in the aggregate, could impair our funds from operations and, subsequently, our ability to make distributions to our shareholders. In addition, at any time, our tenants may seek the protection of the bankruptcy laws and have their leases either rejected or terminated. Our tenants' failure to affirm their leases following bankruptcy could similarly impair our funds from operations and ability to make distributions.

Our acquisition and development of real estate could cost more than we anticipate.

         We may acquire existing retail and multi-family housing properties to the extent we can acquire these properties on acceptable terms. We could incur higher than anticipated costs for improvements to these properties


909738.9
                                        9
to conform them to standards established for the intended market position. Once improved, the properties may not perform as expected.

         We also intend to pursue retail and multi-family housing development projects. Developing properties generally carries more risk than acquiring existing properties. For example, development projects usually require governmental and other approvals, which we may not be able to obtain. Furthermore, approvals frequently require the improvement of public infrastructure or other activities to mitigate the effects of the proposed development, which may cost more than we anticipate. Our development activities will also entail other risks, including:

        o that we will devote financial and management resources to projects which may not come to fruition;

        o         that we will not complete a development project as scheduled;

        o         that we will incur higher construction costs than anticipated;

        o that occupancy rates and rents at a completed project will be less than anticipated; and

        o that expenses at a completed development will be higher than anticipated.

These risks may harm our results of operations and impair our ability to make distributions to our shareholders.

         Integrating the aforementioned acquisition and development properties into our current systems and procedures presents a challenge to our management. Failure to do so could cause us financial harm and impair our ability to make distributions to our shareholders.

We could incur unanticipated expenses if we fail to qualify as a REIT.

         We have elected to qualify as a REIT under the Internal Revenue Code. We believe that since 1993 we have satisfied the REIT qualification requirements. However, the IRS could challenge our REIT qualification for taxable years still subject to audit. Moreover, we may fail to qualify as a REIT in future years. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. For example, in order to qualify as a REIT, we must derive at least 95% of our gross income in any year from qualifying sources, and we must distribute annually to shareholders 95% of our REIT taxable income, excluding net capital gains. In addition, REIT qualification involves the determination of factual matters and circumstances not entirely within our control.

         If we were to operate in a manner that prevented us from qualifying as a REIT, or if we were to fail to qualify for any reason, a number of adverse consequences would result. If in any taxable year we fail to qualify as a REIT, we would not be allowed to deduct distributions to shareholders in computing our taxable income. Furthermore, we would be subject to federal income tax on our taxable income at regular corporate rates. Unless entitled to statutory relief, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to our shareholders would be reduced for each of the years involved. Although we currently intend to operate as a qualified REIT, future economic, market, legal, tax or other considerations may impair our REIT qualification or may cause our board of trustees to revoke the REIT election. See "Federal Income Tax Considerations" (p.17).

We could incur costs from environmental problems even though we did not cause, contribute to or know about them.

         Because we own, operate, manage and develop real estate, for liability purposes we may be considered under the law to be an owner or operator of those properties or as having arranged for the disposal or treatment of hazardous or toxic substances. As a result, we could have to pay removal or remediation costs. Federal, state and local laws often impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of

909738.9
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the  hazardous or toxic  substances.  The presence of those  substances,  or the failure to properly remediate them, may impair the owner's or operator's ability to sell or rent the property or to borrow using the property as collateral. A person who arranges for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removing or remediating the substances at a disposal or treatment facility, whether or not that person owns or operates the facility. Furthermore, environmental laws impose liability for release of asbestos-containing materials into the air. If we were ever held responsible for releasing asbestos-containing materials, third parties could seek recovery from us for personal injuries. Thus, we might have to pay other costs, including governmental fines and costs related to personal injuries and property damage, resulting from the environmental condition of our properties, regardless of whether we actually had knowledge of or contributed to those conditions.

Rent control/stabilization legislation may reduce the rental income we receive from residential properties.

         While none of our five residential properties are located in jurisdictions which have adopted rent control/stabilization legislation, such legislation may be enacted in these jurisdictions in the future. Similarly, we may purchase additional properties in jurisdictions where such legislation is already in place. In either event, our income from residential leases could be reduced, as could our ability to recover increases in operating expenses and the costs of capital improvements.

Laws benefitting disabled persons may result in unanticipated expenses.

         A number of Federal, state and local laws ensure that disabled persons have reasonable access to public buildings. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires that apartment properties first occupied after March 13, 1990, be accessible to the handicapped. Noncompliance with the FHAA could result in an imposition of fines, an award of damages to private litigants, and/or an order to correct any non-complying feature (which could result in substantial capital expenditures). Although we believe that our properties are substantially in compliance with laws such as the FHAA, we may incur unanticipated expenses associated with such laws.



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



                                   OUR COMPANY

         Our company (formerly known as Mark Centers Trust) is a fully integrated and self-managed REIT focused primarily on the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers and multi-family properties. All of our assets are held by, and all of our operations are conducted through, the operating partnership (formerly known as Mark Centers Limited Partnership) and its majority owned partnerships. As of September 30, 1999, our company owned a 71% interest in the operating partnership and the Selling Shareholders owned the remaining 29% in the form of OP Units, which are exchangeable on a one-for-one basis (subject to adjustment for certain events) for common shares. Our company will at all times be the sole general partner of the operating partnership.

         Our principal offices are located at 20 Soundview Marketplace, New York 11050, and our telephone number is (516) 767-8830.


                        DESCRIPTION OF OUR COMMON SHARES

         The following description of our common shares does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Where you can find more information" (p.5).

General

         Under our declaration of trust, we have authority to issue 100,000,000 common shares, par value $0.001 per share. All common shares, when issued, are duly authorized, fully paid and nonassessable. This means that the full price for the shares has been paid at the time of issuance and consequently that any holder of such shares will not later be required to pay us any additional money for the same. As of September 30, 1999, 26,044,615 common shares were issued and outstanding, as were 10,484,143 common OP Units which are convertible into the same number of common shares. In addition, 2,212 convertible preferred OP Units were issued at a price of $1,000 per Unit to certain Selling Shareholders on November 18, 1999. These preferred OP Units, which are convertible into common OP Units at a conversion price of $7.50 per common Unit, have a distribution preference and entitle the holder to a 9.0% dividend yield. Any OP Units which result from the conversion of such preferred OP Units are subject to a 12-month lock-up period ending November 16, 2000, during which time they cannot be converted into common shares.


Distributions

         Common shareholders may receive distributions out of assets that we can legally use to pay distributions, when and if they are authorized and declared by our board of trustees. Each common shareholder shares in the same proportion as other common shareholders out of the assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities in the event we are liquidated, dissolved or our affairs are would up.

Voting Rights

         Holders of common shares have the power to vote on all matters presented to our shareholders, including the election of trustees, except as otherwise provided by Maryland law. Our declaration of trust prohibits us from merging or selling all or substantially all of our assets without the approval of a two-thirds of the outstanding shares that are entitled to vote on such matters. Holders of common shares are entitled to one vote per share.



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



         There is no cumulative voting in the election of our trustees, which means that holders of more than 50% of the common shares voting for the election of trustees can elect all of the trustees if they choose to do so and the holders of the remaining shares cannot elect any trustees.

Other Rights

         All common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maryland Law. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Restrictions on Transfer

         To qualify as a REIT under the Internal Revenue Code of 1986, we must satisfy certain ownership requirements. Specifically, not more than 50% in value of our outstanding common shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 to include certain entities) during the last half of a taxable year, and the common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. We must also satisfy certain income requirements to maintain our REIT status. One such requirement is that at least 75% of our company's gross income for each calendar year must consist of rents from real property and income from certain other real property investments. This is complicated by the fact that the rents received by the operating partnership will not qualify as rents from real property if we own, actually or constructively, 10% or more of the ownership interests in our lessees, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code of 1986, as amended. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests" (p.19).

         Because our board of trustees believes it is essential for us to continue to qualify as a REIT, our declaration of trust contains provisions aimed at satisfying the requirements described above. In regard to the ownership requirements, the declaration of trust provides that subject to certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, more than 4% of our outstanding common shares. The Trustees may waive this 4% limitation if evidence satisfactory to them or our tax counsel is presented that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, the Trustees may require opinions of counsel satisfactory to them and/or an undertaking from the applicant with respect to preserving our REIT status.

         The trustees of Mark Centers Trust waived the 4% ownership limitation in August, 1998 when certain affiliates of RD Capital, Inc. received shares in consideration of their contribution to Mark Center Limited Partnership. On two subsequent occasions, our trustees permitted investors owing in excess of 4% of the trust's outstanding shares to acquire additional shares through open market purchases transacted during specified three-month windows.

         In addition, our declaration of trust provides that any purported transfer or issuance of shares or securities transferable into shares which would (i) violate the 4% limitation described above, (ii) result in shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Internal Revenue Code of 1986, (iii) result in Acadia being "closely held" with the meaning of Section 856(h) of the Internal Revenue Code of 1986, or (iv) otherwise jeopardize our REIT status under the Internal Revenue Code (including a transfer which would cause Acadia to own, actually or constructively, 9.8% or more of the ownership interests in one of our lessees) will be null and void ab initio (from the beginning). Moreover, common shares transferred, or proposed to be transferred, in contravention of the above will be subject to purchase by the Acadia at a price equal to the lesser of (i) the price stipulated in the challenged transaction and (ii) the fair market value of such shares (determined in accordance with the rules set forth in our declaration of trust).

         All certificates representing the common shares bear a legend referring to the restrictions described above.



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



         The ownership limitations described above could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Registration Rights

         The Selling Shareholders and certain other holders of OP Units entered into Registration Rights and Lock-Up Agreements with Acadia whereby the Selling Shareholders and OP Unit holders agreed not to sell or otherwise transfer their common shares and Units during a specified lockup period in exchange for certain registration rights. We are filing the registration statement of which this prospectus is a part pursuant to the such agreements.

         The Registration Rights and Lock-Up Agreements provide that we will indemnify and hold harmless the Selling Shareholders against losses, claims, damages, or liabilities (or actions in respect thereof) to which such individuals may become subject under Federal and state securities laws which arise out of (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment or supplement thereto) pursuant to which their common shares were registered under the Securities Act of 1933, as amended, (ii) the omission or alleged omission from a registration statement of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any prospectus, or (iv) the omission or alleged omission from a registration statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Rights and Lock-Up Agreements also provide that we will reimburse certain of the Selling Shareholders (and the officers, directors or controlling persons of those Selling Shareholders) for any legal or any other expenses reasonably incurred by such individuals in connection with investigating or defending any such loss, claim, damage, liability or action.

         However, the indemnity discussed above does not apply to a Selling Shareholder if the loss, claim, damage or liability arises out of (i) any untrue statement or omission made by Acadia in a registration statement, preliminary prospectus or prospectus (or any amendment or supplement thereto) in reliance upon, and in conformity with, written information furnished to Acadia by a Selling Shareholder specifically for use in, or the preparation of, such registration statement, preliminary prospectus or prospectus (or any amendment or supplement thereto), or (ii) such Selling Shareholder's failure to deliver an amended or supplemental prospectus, after having been provided copies of any such amended or supplemental prospectus by Acadia, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred.

Transfer Agent and Registrar

         The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company with has an address at 40 Wall Street, New York, NY 10005.

Declaration of Trust and Bylaw Provisions and Certain Provisions of Maryland Law

         Number of Trustees; Election of Trustees, Removal of Trustees, the Filling of Vacancies. Our declaration of trust provides that the board of trustees will consist of not less than two nor more than fifteen persons, and that the number of trustees will be set by the trustees then in office. Our board currently consists of six trustees, each of whom serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. Election of each trustee requires the approval of a plurality of the votes cast by the holders of common shares in person or by proxy at our annual meeting. The board of trustees does not have a nominating committee. Our bylaws provide that the shareholders may, at any time, remove any trustee, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast on the matter and may elect a successor to fill any resulting vacancy for the balance of the term of the removed trustee. Any vacancy (including a vacancy created by an increase in the number of trustees) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the trustees.


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



         Limitation of Liability and Indemnification of Trustees and Officers. Our bylaws and declaration of trust authorize our company, to the extent permitted under Maryland law, to indemnify its trustees and officers in their capacity as such. Section 8-301(15) of the Maryland General Corporation Law ("MGCL") permits a Maryland REIT to indemnify or advance expenses to trustees and officers to the same extent as is permitted for directors and officers of a Maryland corporation under the MGCL The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by such director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

         Our bylaws also permit the company, subject the approval of our board of trustees, to indemnify and advance expenses to any person who served as a predecessor of the company in any of the capacities described above and to any employee or agent of the company or a predecessor of the company.

         In addition to the above, our company has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with the company, whether or not the company is required or has the power to indemnify them against the same liability.

         Business Combinations. Section 8-301(14) of the MGCL permits a Maryland REIT to enter to a business combination (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) on the same terms as a Maryland corporation under the MGCL. Under the MGCL, certain business combinations between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of such corporation's shares, or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of such corporation and (b) two-thirds of the votes entitled to be cast by holders of shares of voting stock of such corporation other than the shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the corporation's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

         Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise

909738.9
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



voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares which the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

         The  foregoing  does  not  apply  to  shares   acquired  in  a  merger,
consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. Pursuant to the MGCL, the company has exempted control share acquisitions involving trustees and employees of the company and any person approved by the trustees of the company in their sole discretion.

         Amendments to Our Declaration of Trust. In general, the declaration of trust may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares then outstanding and entitled to vote thereon. However, amendments with respect to certain provisions relating to the ownership requirements, reorganizations and certain mergers or consolidations or the sale of substantially all of the company's assets, which amendments require the affirmative vote or written consent of the holders of not less than two-thirds of the common shares then outstanding and entitled to vote thereon. The Trustees of our company, by a two-thirds vote, may amend the provisions of the declaration of trust from time to time to effect any change deemed necessary by the Trustees to allow Acadia to qualify and continue to qualify as a REIT

         Dissolution of Our Company or its REIT Status. The declaration of trust permits the termination and the discontinuation of our operations by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote at a meeting of shareholders called for that purpose. In addition, the declaration of trust permits the Trustees to terminate our REIT status at any time.

         Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust. The limitation on ownership of common shares set forth in our declaration of trust, as well as the provisions of the MGCL dealing with business combinations and control share acquisitions could have the effect of discouraging offers to acquire Acadia or of hampering the consummation of a contemplated acquisition.




909738.9
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



                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common shares by Selling Shareholders.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Martin L. Edelman, a trustee of the company, is counsel to the law firm of Battle Fowler LLP. Battle Fowler LLP is rendering an opinion as to certain tax matters in the registration statement of which this prospectus is a part.


                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of material federal income tax matters relating to the operations of our company that may be relevant to prospective Acadia shareholders. It is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. In the opinion of our tax counsel, the following discussion accurately reflects the federal income tax considerations relating to the operations of the company that are likely to be material to an Acadia shareholder.

         EACH PROSPECTIVE SHAREHOLDER OF THE COMPANY IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMPANY'S COMMON SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         General. We made an election to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1993. We believe the company is organized and operates in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986. We intend to continue to operate in such a manner. However, no assurance can be given that we will operate in a manner so as to qualify or remain qualified.

         The requirements relating to the federal income tax treatment of REITs and their shareholders are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         Opinion of Our Tax Counsel. In the opinion of our tax counsel, commencing with the taxable year ended December 31, 1999, we have been organized and have operated in conformity with the requirements for qualification as a REIT within the meaning of the Internal Revenue Code of 1986 and our proposed method of operation of the company will enable Acadia to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986. It must be emphasized that the opinion of our tax counsel is based on various assumptions and is conditioned upon certain representations made by the company and others as to factual matters. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, the distribution levels, diversity of share ownership and the various other qualification tests imposed under the Internal Revenue Code of 1986 that are discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that the actual results of the company's operations for any one taxable year will satisfy such requirements.



909738.9
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



         Taxation of Our Company. As long as we qualify to be taxed as a REIT, we generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to shareholders. This is because the REIT provisions of the Internal Revenue Code of 1986 generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from investment in a corporation.

         Even if we qualify to be taxed as a REIT, we may be subject to federal income tax in the following circumstances. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains. Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if a REIT has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business or (ii) other non- qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if a REIT has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if a REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Sixth, if a REIT should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if a REIT acquires any asset from a C corporation (i.e., a corporation generally subject to a full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the REIT recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the REIT, then the excess of the fair market value of such property at the beginning of the applicable ten-year period over the REIT's adjusted basis in such asset as of the beginning of such ten-year period, or built in gain, will generally be subject to a tax at the highest regular corporate rate.

         Requirements for Qualification. To qualify as a REIT under the Internal Revenue Code of 1986, an enterprise must elect to be so treated and must meet the requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to shareholders.

         Organizational Requirements. The Internal Revenue Code of 1986 defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(iii) that would be taxable as a domestic corporation but for the REIT provisions of the Internal Revenue Code of 1986; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code of 1986; (v) the beneficial ownership of which is held by 100 or more persons; and (vi) during the last half of each taxable year not more than 50% in value of the outstanding shares owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT's income and assets, also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

         For taxable years beginning after 1997, if a REIT complies with Treasury Regulations that provide procedures for ascertaining the actual ownership of its shares for such taxable year and the REIT did not know (and with the exercise of reasonable diligence could not have known) that it failed to meet the requirement of condition

909738.9
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(vi)  above for such  taxable  year,  the REIT will be treated as having met the requirement of condition (vi) for such year.

         We have satisfied the requirements set forth in (i) through (iv) above and believe that we have sufficient diversity of share ownership to allow it to satisfy conditions (v) and (vi) above. Our declaration of trust includes certain restrictions regarding transfers of common shares that are intended to assist the company in satisfying the share ownership requirements described in (v) and
(vi) above. See "Description of our Common Shares--Restrictions on Transfer" (p.13).

         In addition, an enterprise may not elect to become a REIT unless its taxable year is the calendar year. Acadia's taxable year is the calendar year.

         In the case of a REIT that is a partner in a partnership, such REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the income and asset tests described herein. Thus, Acadia's proportionate share of the assets, liabilities and items of income of the operating partnership, and of our subsidiary partnerships, limited liability companies, joint ventures and business trusts in which the company or the operating partnership have and will have an interest are and will be treated as assets, liabilities and items of income of Acadia for purposes of applying the requirements described herein, provided that the operating partnership and our subsidiary partnerships are treated as partnerships for federal income tax purposes. See "--Income Taxation of the operating partnership, the Subsidiary Partnerships and Their Partners" (p.24).

         Income Tests. In order for us to maintain qualification as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from qualified REITs and, in certain circumstances, interest) or from "qualified temporary investment income" (generally, income attributable to the temporary investment of new capital received by the REIT). Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. In addition, for taxable years prior to 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the gross income of our predecessor (including gross income from prohibited transactions) for each taxable year.

         Substantially all of our income is expected to be rental income from rents. In order for such income to qualify as "rents from real property" for purposes of satisfying the 75% and 95% gross income tests, we must satisfy several conditions. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will qualify as rents from real property if they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the company, or an owner of 10% or more of the company, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom we derive no income. However, the "independent contractor" requirement does not apply to the extent the services rendered by us are customarily furnished or rendered in connection with the rental of the real property in the geographic area in which the property is located. Based on our experience we believe that all services provided to tenants by us will be considered "usually or customarily rendered" in connection with the rental of retail and multi- family space, although there can be no assurance that the IRS will not contend otherwise.



909738.9
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



         We believe that our real estate investments, which include an allocable share of income from the operating partnership, will give rise to income, substantially all of which will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. We will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (other than being based on a percentage of receipts of sales); (ii) receive rents in excess of a de minimis amount from Related Party Tenants; (iii) derive more than a de minimus amount of rents attributable to personal property which constitute greater than 15% of the total rents received under the lease; or (iv) perform non-customary services considered to be rendered to the occupant of property, other than through an independent contractor from whom we derive no income.

         We may receive fees in exchange for the performance of certain management activities for third parties with respect to properties in which we do not own an interest. Such fees will result in nonqualifying income under the 95% and 75% gross income tests. If the sum of the income realized by us (whether directly or through our interest in the operating partnership or our subsidiary partnerships) which does not satisfy the requirements of the 95% gross income test (collectively, "Non-Qualifying Income") exceeds 5% of our gross income for any taxable year, our status as a REIT would be jeopardized. We have represented that the amount of Non-Qualifying Income in any taxable year, including such fees, will not exceed 5% of our annual gross income for any taxable year.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code of 1986. These relief provisions generally will be available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) a schedule of the sources of qualifying income is attached to the federal income tax return of the company for such taxable year, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of our company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar relief provision would apply if the 30% income test had been failed for a taxable year prior to 1998 and, in such case, Acadia would cease to qualify as a REIT. See"--Failure to Qualify" (p.21).

         Asset Tests. In order for us to qualify as a REIT, at the close of each quarter of its taxable year we must also satisfy three tests relating to the nature of the our assets. First, at least 75% of the value of its total assets must be represented by real estate assets (which for this purpose include (i) our allocable share of real estate assets held by partnerships in which the company or a "qualified REIT subsidiary" owns an interest, (ii) stock or debt instruments purchased with the proceeds of a share offering or a long-term (at least five years) debt offering and held for not more than one year from the date the company receives such proceeds, and (iii) shares in qualified REITs and cash, cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and the company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another
REIT).

         We anticipate that we will be able to comply with these asset tests. Acadia is currently deemed to, and will continue to be deemed to, hold directly its proportionate share of all real estate and other assets of the operating partnership and our subsidiary partnerships, and it should be considered to hold its proportionate share of all assets deemed owned by those partnerships through the partnerships' ownership of partnership interests in other partnerships. As a result, the company intends to hold more than 75% of its assets as real estate assets. In addition, we do not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding 5% of the value of our gross assets.

         After initially meeting the asset tests at the close of any quarter, we will not lose our REIT status for failing to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and will take such other

909738.9
                                       20
action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action always will be successful.

         Annual Distribution Requirements. In order to be taxed as a REIT, we will be required to meet certain annual distribution requirements. We will have to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and the company's net capital gain) and (b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

         To the extent that we do not distribute all of our net capital gain or distribute at least 95% (but less than 100%) of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if we fail to distribute for each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed ordinary income and capital gain net income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

         We expect that our taxable income typically will be less than our cash flow, due to the allowance of depreciation and other noncash charges in computing our taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

         It is possible that from time to time we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of consent dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and borrow funds for capital expenditures.

         Under certain circumstances in which an adjustment is made that affects the amount that should have been distributed for a prior taxable year, we may be able to rectify the failure to meet such distribution requirement by paying "deficiency dividends" to shareholders in the later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Failure to Qualify. If Acadia fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations of the Internal Revenue Code of 1986, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.



909738.9
                                       21

         Taxation of U.S. Shareholders of the Company. As used in this prospectus, the term "U.S. Shareholder" means a holder of our common shares that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which Acadia qualifies for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as follows:

         Distributions Generally. Distributions to U.S. Shareholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the company's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Acadia makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Shareholders' shares, and distributions in excess of the U.S. Shareholders' tax basis in their respective shares will be taxable as an amount realized from the sale of such shares. Dividends declared by the company in October, November, or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the company during January of the following calendar year. Shareholders may not include on their own income tax returns any tax losses of the company.

         We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the company up to the greater of our current or accumulated earnings and profits. As a result, shareholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the company's earnings and profits.

         Capital Gain Dividends. Dividends to U.S. Shareholders that are properly designated by us as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the company's actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his shares. Shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

         Individual U.S. Shareholders and U.S. Shareholders that are estates and trusts currently are subject to federal income tax on net capital gains at different tax rates depending upon the nature of the gain and the holding period of the asset disposed of. Although a REIT is taxed on its undistributed net capital gains, for taxable years beginning after 1997, a REIT may elect to include all or a portion of such undistributed net capital gains in the income of its shareholders. In such event, the shareholder will receive a credit or refund for the amount of tax paid by the REIT on such undistributed net capital gains.

         Passive Activity and Loss; Investment Interest Limitations. Distributions by us and gain from the disposition of common shares ordinarily will not be treated as passive activity income, and therefore, U.S. Shareholders generally will not be able to apply any "passive losses" against such income. Dividends from the company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of common shares and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.

         Dispositions of Common Shares. A U.S. Shareholder will recognize gain or loss on the sale or exchange of common shares to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year and, in the case of an individual, will be taxed at a lower rate. Losses incurred on the sale or exchange of common shares held for six months or less (after applying certain holding period

909738.9
                                       22
rules), however, generally will be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Shareholder with respect to such shares.

         Treatment of Tax-Exempt U.S. Shareholders. The Internal Revenue Service has ruled that amounts distributed by a REIT out of its earnings and profits to a tax-exempt pension trust did not constitute unrelated business taxable income. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as unrelated business taxable income upon the distribution of such income as dividends to a tax-exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to unrelated business taxable income by virtue of the debt-financed income rules.

         In addition, tax-exempt pension and certain other tax-exempt trusts that hold more than 10% (by value) of the interests in a REIT may be required to treat a percentage of REIT dividends as unrelated business taxable income. The requirement applies only if (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT shareholdings by five or fewer individuals, including such trusts and (ii) the REIT is "predominantly held" by such trusts; i.e., either (A) at least one such trust holds more than 25% (by value) of the interests in the REIT or (B) one or more such trusts (each of whom own more than 10% by value of the interests in the REIT) hold in the aggregate more than 50% (by value) of the interests in the REIT. It is not anticipated that our REIT qualification will depend upon application of the "look-through" exception or that we will be "predominantly held" by such trusts.

         Special Tax Considerations for Foreign Shareholders. The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Shareholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws on an investment in the company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

         In general, Non-U.S. Shareholders will be subject to United States federal income tax with respect to their investment in the company if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder who receives income that is (or is treated as) effectively connected with a United States trade or business also may be subject to the branch profits tax under section 884 of the Internal Revenue Code of 1986 which is payable in addition to United States corporate income tax. The following discussion applies to Non-U.S. Shareholders whose investment in the company is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the company, or (ii) the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 or applicable successor form with the company, claiming that the distribution is "effectively connected" income.

         A distribution by us that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of our earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Shareholder's basis in its holding of our common shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

         Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Shareholder under the Foreign Investment in Real Property Tax Act of 1980. Under the Foreign Investment in Real Property Tax Act, such distributions are taxed to a Non-U.S. Shareholder as

909738.9
                                       23
if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non- U.S. Shareholder will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to the Foreign Investment in Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

         We are required to withhold from distributions to Non-U.S. Shareholders, and remit to the Internal Revenue Service, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. Tax treaties may reduce our withholding obligations. If the amount withheld by us with respect to a distribution to a Non-U.S. Shareholder exceeds the shareholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non- U.S. Shareholder may file for a refund of such excess from the Internal Revenue Service. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 20% maximum rate on capital gains of individuals.

         Unless our common shares constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Shareholder generally will not be subject to United States taxation. Our common shares will not constitute a United States real property interest if the company is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently believed that we are a domestically-controlled REIT, and therefore that the sale of shares in our company will not be subject to taxation under the Foreign Investment in Real Property Tax Act. However, because the common shares are publicly traded, no assurance can be given that the company will continue to be a domestically-controlled REIT. Notwithstanding the foregoing, capital gain not subject to the Foreign Investment in Real Property Tax Act will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If our company did not constitute a domestically- controlled REIT, whether a Non-U.S. Shareholder's, sale of common shares would be subject to tax under the Foreign Investment in Real Property Tax Act as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE) and on the size of the Selling Shareholder's interest in the company. If the gain on the sale of the company's shares were subject to taxation under the Foreign Investment in Real Property Tax Act, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of common shares from a Non-U.S. Shareholder will not be required under the Foreign Investment in Real Property Tax Act to withhold on the purchase price if the purchased common shares are "regularly traded" on an established securities market or if our company is a domestically-controlled REIT. Otherwise, under the Foreign Investment in Real Property Tax Act the purchaser of our common shares may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

         Income Taxation of the Operating Partnership, our Subsidiary Partnerships and Their Partners. The following discussion summarizes certain federal income tax considerations applicable to our investment in the operating partnership and the indirect interest of our company in our subsidiary partnerships.

         Classification of the Operating Partnership and Our Subsidiary Partnerships. We will be entitled to include in our income our distributive share of the income and to deduct our distributive share of the losses of the operating partnership (including the operating partnership's share of the income or losses of our subsidiary partnerships) only

909738.9
                                       24
if the operating partnership (or our subsidiary partnerships) is classified for federal income tax purposes as partnerships or, in the case of certain of our subsidiary partnerships that are single-member limited liability companies, are disregarded as an entity separate from such member, rather than as associations taxable as corporations. With certain exceptions, an unincorporated domestic organization formed on or after January 1, 1997 that has two or more members will be treated as a partnership for federal income tax purposes absent an election by such organization to be treated as an association taxable as a corporation. Such an organization formed prior to January 1, 1997 was treated as a partnership for federal income tax purposes rather than as a corporation for periods prior to January 1, 1997 only if it had no more than two of the four corporate characteristics that the Treasury Regulations applicable to such organizations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Unless such organization elects otherwise, the classification claimed by the organization prior to January 1, 1997 will continue for periods on or after January 1, 1997, and such classification will be respected for all prior periods if the organization had a reasonable basis for such classification, the organization and all members of the organization recognized the federal tax consequences of any change in the organization's classification within the 60 months prior to January 1, 1997, and neither the organization nor any member was notified in writing on or before May 8, 1996 that the classification of the organization was under examination.

         We expect that the operating partnership and all of our subsidiary partnerships formed on and after January 1, 1997 either will have two or more members at all times or, in the case of certain of our subsidiary partnerships, will have a single member, and that none of those organizations will elect to be treated as an association for federal income tax purposes. In addition, our subsidiary partnerships in existence prior to January 1, 1997 and owned, directly or indirectly, by the company and its predecessor claimed to be partnerships for all periods prior to January 1, 1997 and were not notified in writing on or before May 8, 1996 that such classification was under examination. In the opinion of our tax counsel, which is based on the provisions of the partnership agreement of the operating partnership and on certain factual assumptions and representations, the operating partnership and our subsidiary partnerships have been, continue to be and will be, treated as partnerships for federal income tax purposes or, in the case of those subsidiary partnerships that are single-member limited liability companies, will be disregarded as an entity separate from such member. However, neither the operating partnership nor any of our subsidiary partnerships have requested, nor do they intend to request, a ruling from the Internal Revenue Service that they will be treated as partnerships or disregarded, as applicable, for federal income tax purposes. Our tax counsel's opinion is not binding on the Internal Revenue Service or the courts.

         A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradeable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for each taxable year consists of "qualifying income," which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. It is unclear whether the right of unit holders in the operating partnership to exchange their units for shares of the company would be treated as the "substantial equivalent" of the units being readily tradeable. However, because it is anticipated that the operating partnership will meet the Qualifying Income Exception, it should not be treated as a corporation under the publicly-traded partnership rules. In addition, Treasury Regulations provide certain safe harbors that, if applicable, will cause partnership interests to be treated as interests that are not readily tradeable on a secondary market or the substantial equivalent thereof. If for any reason the operating partnership or one of our subsidiary partnerships were taxable as a corporation for federal income tax purposes, our company would not be able to satisfy the requirements for REIT status.

         Partners, Not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.


909738.9
                                       25

         Partnership   Allocations.   Although  a  partnership   agreement  will
generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Internal Revenue Code of 1986 if they do not comply with the provisions of section 704(b) of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder as to substantial economic effect.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the operating partnership and our subsidiary partnerships are intended to comply with the requirements of section 704(b) of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder.

         Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year and allocated to a partner will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements imposed by the Internal Revenue Code of 1986, our share, as a partner, of any gain realized by the operating partnership or our subsidiary partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of Our Company" (p.18).

         Information Reporting Requirements and Backup Withholding Tax. We will report to our U.S. Shareholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Shareholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the shareholder (i) fails to furnish its taxpayer identification number (which, for an individual, would be such individual's Social Security number), (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Shareholder will be allowed as a credit against such U.S. Shareholder's United States federal income tax liability and may entitle such U.S. Shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         Additional issues may arise pertaining to information reporting and backup withholding with respect to Non- U.S. Shareholders. Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

         State and Local Tax Considerations. We are, and our shareholders may be, subject to state or local taxation in various state or local jurisdictions, including those in which the company, its shareholders, the operating partnership or our subsidiary partnerships transact business or reside. The state and local tax treatment of the company, the operating partnership, our subsidiary partnerships and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the company.

         Possible Federal Tax Developments. The rules dealing with federal income taxation are constantly under review by the Internal Revenue Service, the Treasury Department, Congress and the courts. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted or judicial decisions rendered, all of which could affect the taxation of the company and its shareholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly

909738.9
                                       26
or indirectly affecting the company and its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by such legislative, judicial or administrative action.


                              SELLING SHAREHOLDERS

         As described elsewhere in this prospectus, the Selling Shareholders are persons who either have received our restricted common shares or may receive common shares in exchange for their OP Units. The following table sets forth, as of March 2, 2000 the name of each Selling Shareholder, the number of common shares beneficially owned by each Selling Shareholder, and the number and percentage of our common shares to be beneficially owned by each Selling Shareholder following the offering to which this prospectus relates. Since Selling Shareholders may sell all, some or none of their shares that are to be offered by this prospectus, no estimate can be made of the aggregate number of common shares offered by this prospectus, or the aggregate number of common shares that will be owned by each Selling Shareholder upon completion of the offering to which this prospectus relates. Except as otherwise noted below, none of the Selling Shareholders has, within the past three years, had any position, office or other material relationship with Acadia.

         The common shares offered by this prospectus may be offered from time to time directly by the Selling Shareholders named below or by pledgees, donees, transferees or other successors in interest thereto:

                                                                                            Number of       Percentage to
                                                                         Maximum          Shares to Be            Be
                                                   Shares               Number of         Beneficially       Beneficially
                                                Beneficially          Shares Which         Owned After       Owned After
                                               Owned Prior to          May Be Sold            this               the
                  Name                        this Offering(1)          Hereunder          Offering(2)       Offering(2)
------------------------------------------ --------------------    -----------------   ----------------   -------------------
RD New York VI, LLC                              134,661(3)              134,661                0                 *
Yale University                                 6,138,492(4)            6,138,492               0                 *
Yale University Retirement Plan for
Staff Employees                                  403,994(5)              403,994                0                 *
Vanderbilt University                           1,346,647(5)            1,346,647               0                 *
Carnegie Corporation of New York                 942,653(5)              942,653                0                 *
Howard Hughes Medical Institute                 2,266,667(6)            2,266,667               0                 *
Harvard Private Capital Realty, Inc.          2,000,000(6)(7)           2,000,000               0                 *
The Board of Trustees of the Leland
Stanford Junior University                      2,133,333(6)            2,133,333               0                 *
TRW Master Trust                                1,200,000(6)            1,200,000               0                 *
Five Arrows Realty Securities LLC             3,266,667(8)(9)           2,266,667           1,000,000          3.89(10)
Chestnut Hill Trust                              76,426(11)              76,426                 0                 *
Naperville Associates                           166,248(12)              166,248                0                 *
Global Investors Corp.                          468,072(13)              468,072                0                 *
 Jack Nash                                      364,393(14)              364,393                0                 *
Brown University                                685,997(15)              685,997                0                 *


909738.9
                                       27

                                                                                            Number of       Percentage to
                                                                         Maximum          Shares to Be            Be
                                                   Shares               Number of         Beneficially       Beneficially
                                                Beneficially          Shares Which         Owned After       Owned After
                                               Owned Prior to          May Be Sold            this               the
                  Name                        this Offering(1)          Hereunder          Offering(2)       Offering(2)
------------------------------------------ --------------------    -----------------   ----------------   -------------------
Halil Bezman                                    225,288(16)              225,288                0                 *
SRRD Associates, L.P.                           731,089(16)              731,089                0                 *
Samada Limited (as Trustee of the
Forest Trust)                                  1,855,974(17)            1,855,974               0                 *
Pragusa One Inc.                                892,030(18)              892,030                0                 *
L & J Realty Company                               2,000                  2,000                 0                 *
Ross Dworman(19)                                799,149(20)              595,149             204,000              *
Kenneth Bernstein(21)                           395,223(22)              261,691             133,532              *
RD Woonsocket, Inc.(23)                            7,540                  7,540                 0                 *
RD Abington, Inc.(23)                              3,684                  3,684                 0                 *
RD Missouri, Inc.(23)                              2,883                  2,883                 0                 *
RD Merrilville, Inc.(23)                           7,799                  7,799                 0                 *
RD Elmwood, Inc.(23)                               5,205                  5,205                 0                 *
RD Village, Inc.(23)                               9,545                  9,545                 0                 *
RD Marley, Inc.(23)                                6,807                  6,807                 0                 *
RD Soundview Inc.(23)                              6,323                  6,323                 0                 *
RD Bloomfield Inc.(23)                             5,399                  5,399                 0                 *
RD Hobson, Inc.(24)                                5,189                  5,189                 0                 *
RD Townline, Inc.(24)                              5,036                  5,036                 0                 *
RD Whitegate, Inc.(24)                             1,650                  1,650                 0                 *
RD Crossroads Inc.(24)                             8,443                  8,443                 0                 *
RD Smithtown Inc.(24)                              7,642                  7,642                 0                 *
RD New York, LLC(25)                              103,936                103,936                0                 *
Homkor Colony, L.P.                                31,333                31,333                 0                 *
G.O. Associates Limited Partnership              38,877(26)              38,877                 0                 *
Great Universal Capital Corp.                     220,300                220,300                0                 *
Cheerful Corp.                                  118,391(27)              118,391                0                 *


909738.9
                                       28

                                                                                            Number of       Percentage to
                                                                         Maximum          Shares to Be            Be
                                                   Shares               Number of         Beneficially       Beneficially
                                                Beneficially          Shares Which         Owned After       Owned After
                                               Owned Prior to          May Be Sold            this               the
                  Name                        this Offering(1)          Hereunder          Offering(2)       Offering(2)
------------------------------------------ --------------------    -----------------   ----------------   -------------------
Wanda Dworman                                    8,475(27)                8,475                 0                 *
David Dworman                                    2,825(27)                2,825                 0                 *
Evan Frazier Partners(28)                          19,739                19,739                 0                 *
Evan Frazier Realty LLC(29)                       294,434                294,434                0                 *
RD Greenbelt, Inc.(30)                             55,011                55,011                 0                 *
KAL Partners, L.P.                                102,068                102,068                0                 *
Michael A. Young                                   34,005                34,005                 0                 *
Mindy White(31)                                    17,029                17,029                 0                 *
S&J Roth Revocable Trust                           25,517                25,517                 0                 *
Rabinowitz Family 1991 Trust                       21,247                21,247                 0                 *
Rabinowitz Family 1986 Trust                       21,247                21,247                 0                 *
Perry Kamerman(32)                              154,866(33)              50,000              104,866              *
Joel Braun(34)                                   84,334(35)               6,667              77,667               *
Eric Newberg                                       8,000                  8,000                 0                 *
Robert Masters(36)                               66,888(37)               4,667              62,221               *
Jay A. Kaiser                                    38,667(38)            38,667(39)               0                 *
H. Robert Holmes                                 25,067(38)            25,067(39)               0                 *
Steve Bollerman                                  1,333(38)              1,333(39)               0                 *
AmCap Incorporated                               44,267(38)            44,267(39)               0                 *
Lennox Securities, Inc.                         185,600(38)           185,600(39)               0                 *
         TOTALS                                                       26,719,319               --                 --
                                                                      ==========

---------------------

(*)      Less than 1%.

(1) Beneficial ownership based upon information provided by the respective Selling Shareholders and is based upon a common share price of $7.50. Beneficial ownership will differ at alternate share prices due to allocations of distributions as provided in the various partnership agreements of the partnerships which are currently the

909738.9
                                       29
         record owners of these shares as noted in the applicable footnotes. Assumes that all OP Units held by or attributable to the person are exchanged for common shares.

(2)      Assumes sale of all common shares registered hereunder.

(3) As of the date of this prospectus, the record owner of 134,395 of these common shares is RD Properties, L.P. VI, the record owner of 133 common shares is RD Properties, L.P. VIA, and the record owner of the remaining 133 common shares is RD Properties, L.P., VIB. All three limited partnerships are expected to distribute their shares to their partners, including the Selling Shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus. The LLC is 80% owned by Dworman and 20% owned by Mr. Bernstein.

(4) As of the date of this prospectus, the record owner of 3,366,616 of these common shares is RD Properties, L.P. VI, and the record owner of the remaining 2,771,876 common shares is RD Properties, L.P. V. Both limited partnerships are expected to distribute their shares to their partners, including the Selling Shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus.

(5) As of the date of this prospectus, the record owner of these common shares is RD Properties, L.P. VI, which is expected to distribute its shares to its partners, including the Selling Shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus.

(6) As of the date of this prospectus, the record owner of these common shares is RD Properties, L.P. VIA, which is expected to distribute its shares to its partners, including the Selling Shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus.

(7) Charlesbank Capital Partners, LLC ("Charlesbank"), a Massachusetts limited liability company, pursuant to an agreement among Charlesbank, the President and Fellows of Harvard College and certain individuals, has sole power to direct the vote of these shares and may be deemed the beneficial owner of these shares.

(8) As of the date of this prospectus, the record owner of 2,266,667 of these common shares is RD Properties, L.P. VIB, which is expected to distribute its shares to its partners, including the Selling Shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus. In a series of open market purchases between September 3, 1998 and April 20, 1999, Five Arrows Realty Securities L.L.C. acquired 1,000,000 common shares as reported in the statement on Schedule 13D filed by Acadia on September 15, 1998, as amended by Amendment No.1 on May 21, 1999, and Amendment No. 2 on May 24, 1999.

(9) Rothschild Realty Investors II L.L.C., a Delaware limited liability company and sole managing member of Five Arrows Realty Securities L.L.C., may be deemed the beneficial owner of these shares.

(10) Assumes the Selling Shareholder sold all its shares which are covered by this prospectus (i.e., 2,266,667) and no Selling Shareholder who holds OP Units has converted such OP Units to common shares.

(11) As of the date of this prospectus, the record owner of 60,267 of these common shares is RD Properties, L.P. II, the record owner of 4,520 common shares is Columbia VGH Investors and the record owner of the remaining 11,639 common shares is RD Bloomfield Associates Limited Partnership II.

(12) As of the date of this prospectus, the record owner of 60,267 of these common shares is RD Properties, L.P. II, and the record owner of the remaining 105,981 common shares is RD Bloomfield Associates Limited Partnership II. Both limited partnerships are expected to distribute their shares to their partners, including the Selling Shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus.


909738.9
                                       30

(13) As of the date of this prospectus, the record owner of 362,091 of these common shares is RD Properties, L.P. II and the record owner of the remaining 105,981 common shares is RD Bloomfield Associates Limited Partnership II.

(14) As of the date of this prospectus, the record owner of 60,267 of these common shares is RD Properties, L.P. II, the record owner of 48,024 common shares is Columbia VGH Investors, the record owner of 105,981 common shares is RD Bloomfield Associates Limited Partnership II and the record owner of the remaining 150,121 common shares is RD Properties, L.P. III.

(15) As of the date of this prospectus, the record owner of 120,663 of these common shares is RD Properties, L.P. II, the record owner of 300,242 common shares is RD Properties, L.P. III, the record owner of 138,603 common shares is RD Properties, L.P., V, the record owner of 31,074 common shares is Columbia VGH Investors and the record owner of the remaining 95,415 common shares is RD Bloomfield Associates, L.P. II. All five limited partnerships are expected to distribute their shares to their partners, including the Selling Shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus.

(16) As of the date of this prospectus, the record owner of these common shares is RD Properties, L.P. III, which is expected to distribute its shares to its partners, including the Selling Shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus.

(17) As of the date of this prospectus, the record owner of 300,242 of these common shares is RD Properties, L.P. III, and the record owner of the remaining 1,555,732 common shares is RD Properties, L.P. IV. Both limited partnerships are expected to distribute their shares to their partners, including the Selling Shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus.

(18) As of the date of this prospectus, the record owner of 225,288 of these common shares is RD Properties, L.P. III, and the record owner of the remaining 666,742 common shares is RD Properties, L.P. IV. Both limited partnerships are expected to distribute their shares to their partners, including the Selling Shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus.

(19)     Mr.  Dworman  is  currently  Chairman  and Chief  Executive  Officer of
         Acadia.

(20) Reflects the common shares beneficially owned by Mr. Dworman in his individual capacity (either directly or indirectly). The 737,399 common shares he directly owns in his individual capacity include: (i) 533,399 shares issuable upon the conversion of OP Units, (ii) 200,000 shares issuable upon the exercise of stock options and (iii) 4,000 shares purchased on the open market. The 61,750 common shares he indirectly owns in his individual capacity (through his equity interests in various limited partnerships) are attributable to him as follows:


Partnership Name                                     Beneficial Interest
----------------                                     -------------------

RD Properties, L.P. II                                    11,578

RD Town Square Associates                                  5,362

Columbia VGH Investors                                     1,129

RD Properties, L.P. III                                   21,233

RD Properties, L.P. IV                                    22,448
                                                          ------


909738.9
                                       31

Partnership Name                                     Beneficial Interest
----------------                                     -------------------

                                                            61,750
                                                            ======

         In the aggregate, Mr. Dworman is deemed to beneficially own 14,086,915 common shares, which in addition to the shares held by Mr. Dworman in his individual capacity (x) as noted above (799,149) or (y) as noted in footnote (26) (3,887), include:

         (i) 12,848,990 shares which represent 80% of the total common shares of RD Properties, L.P. VI, RD Properties, L.P. VIA and RD Properties, L.P. VIB (collectively the "RD Funds") which Mr. Dworman is deemed to beneficially own as an 80% managing member of RD New York VI LLC, the general partner of the RD Funds and indirect owner of 134,661 shares. Mr. Dworman's 80% share of the 134,661 shares is 107,728.


         (ii)     55,185  common  shares  beneficially  owned by Mr.  Dworman by
                  virtue  of  his  100%  equity   interest  in  those   entities
                  designated by footnote (23).

         (iii) 22,368 common shares beneficially owned by Mr. Dworman by virtue of his 80% equity interest in those entities designated by footnote (24).

         (iv) 83,149 common shares beneficially owned by Mr. Dworman by virtue of his 80% equity interest in RD New York LLC as described in footnote (25).

         (v) 15,791 common shares beneficially owned by Mr. Dworman virtue of his 80% equity interest in Evan Frazier Partners as described in footnote (28).

         (vi) 214,937 common shares beneficially owned by Mr. Dworman by virtue of his 73% interest in Evan Frazier Realty LLC as described in footnote (29).

         (vii) 43,459 common shares beneficially owned by Mr. Dworman by virtue of his 79% equity interest in RD Greenbelt, Inc. as described in footnote (30).


         (viii) Mr. Dworman owns 3,499 common shares and 388 shares, respectively, in his own name through the partnership described in footnote 26 and through RD G.O. Properties, Inc., a wholly owned corporation.


(21)     Mr. Bernstein is currently President of the trust.


(22) Reflects the common shares beneficially owned by Mr. Bernstein in his individual capacity. These shares include: (i) 261,691 shares issuable upon the conversion of OP Units, (ii) 100,000 shares issuable upon the exercise of stock options, (iii) 25,532 restricted shares issued to Mr. Bernstein on January 3, 2000 (which shares are not being registered under this registration statement) and (iv) 8,000 shares purchased on the open market. In the aggregate, Mr. Bernstein is deemed to beneficially own 3,711,182 common shares which, in addition to the shares held by Mr. Bernstein in his individual capacity, include:

         (i) 3,212,248 shares which represent 20% of the total common shares of the RD Funds which Mr. Bernstein is deemed to beneficially own as a 20% managing member of RD New York VI LLC, the general partner of the RD Funds and owner of 134,661 shares. Mr. Bernstein's 20% share of the 134,551 shares is 26,933.

         (ii) 5,593 common shares beneficially owned by Mr. Bernstein by virtue of his 20% equity interest in those entities designated by footnote (24).


909738.9
                                       32

         (iii) 20,787 common shares beneficially owned by Mr. Bernstein by virtue of his 20% equity interest in RD New York LLC as described in footnote (25).

         (iv) 3,948 common shares beneficially owned by Mr. Bernstein by virtue of his 20% equity interest in Evan Frazier Partners as described in footnote (28).

         (v) 61,831 common shares beneficially owned by Mr. Bernstein by virtue of his 21% interest in Evan Frazier Realty LLC as described in footnote (29).

         (vi) 11,552 common shares beneficially owned by Mr. Bernstein by virtue of his 21% interest in RD Greenbelt, Inc. as described in footnote (30).


(23)     Mr. Dworman is the sole shareholder of this corporation.


(24) Messrs. Dworman and Bernstein own 80% and 20%, respectively, of the issued and outstanding shares.


(25) Messrs. Dworman and Bernstein own 80% and 20%, respectively, of this limited liability corporation.


(26)     Mr.  Dworman  owns 3,499  common  shares and 388 shares,  respectively,
         through  this   partnership  in  his  own  name  and  through  RD  G.O.
         Properties, Inc., a wholly owned corporation.


(27) As of the date of this prospectus, the record owner of these common shares in Columbia VGH Investors.


(28) Messrs. Dworman and Bernstein own 80% and 20%, respectively, of this partnership.


(29) Messrs. Dworman and Bernstein own 73% and 21%, respectively, of this partnership.


(30) Messrs. Dworman and Bernstein own 79% and 21%, respectively, of the issued and outstanding shares.


(31)     Mrs. White is married to Gregory White, a trustee of Acadia.


(32)     Mr. Kamerman is currently a Senior Vice President and Treasurer of
         Acadia.


(33) These shares include: (i) 50,000 shares issuable upon the conversion of OP Units, (ii) 103,334 shares issuable upon the exercise of stock options and (iii) 1,532 restricted shares issued to Mr. Kamerman on January 3, 2000 (which shares are not being registered under this registration statement).

(34)     Mr. Braun is currently a Senior Vice President of Acadia.


(35) These shares include: (i) 6,667 shares issuable upon the conversion of OP Units, (ii) 76,667 shares issuable upon the exercise of stock options and (iii) 1,000 shares purchased on the open market.

(36) Mr. Masters is currently a Senior Vice President and General Counsel of Acadia.


(37) These shares include: (i) 4,667 shares issuable upon the conversion of OP Units, (ii) 56,667 shares issuable upon the exercise of stock options, (iii) 2,554 restricted shares issued to Mr. Masters on January 3, 2000 (which shares are not being registered under this registration statement) and (iv) 3,000 shares purchased on the open market.

(38) As of the date of this prospectus, this Selling Shareholder holds preferred OP Units which were issued pursuant to a certain Agreement of Contribution dated November 8, 1999. Preferred OP Units are convertible into regular OP Units at a rate of approximately 133.33 regular OP Units for each preferred OP Unit. Regular OP


909738.9
                                       33

         Units are convertible into common shares on a one-for-one basis. Amounts set forth in the table reflect the "as converted" number of common shares held by each Selling Shareholder as of the date of this prospectus.

(39) These shares are subject to a lock-up agreement that, subject to certain limited exceptions, would prohibit the sale or other disposition of such common shares pursuant to this prospectus or otherwise until November 16, 2000.


909738.9
                                       34

                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time by the persons listed under the Selling Shareholders section of this prospectus of up to 26,719,319 common shares. We have issued 16,061,238 restricted common shares to certain Selling Shareholders and may issue further shares to the extent certain other Selling Shareholders exchange their 10,658,081 OP Units, including 294,934 OP Units issuable upon the conversion of preferred OP Units, held by them in our subsidiary, the operating partnership, for an equal number of common shares. We have registered the Selling Shareholders' common shares for resale to provide them with freely tradeable securities. However, registration of their shares does not necessarily mean that they will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of their shares.

         Selling Shareholders (or pledgees, donees, transferees or other successors in interest) may sell the common shares to which this prospectus relates from time to time on the New York Stock Exchange, where our common shares are listed for trading, in other markets where our common shares are traded, in negotiated transactions, through underwriters or dealers, directly to one or more purchasers, through agents or in a combination of such methods of sale. They will sell the common shares at prices which are current when the sales take place or at other prices to which they agree. All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Shareholders.

         The Selling Shareholders may effect such transactions by selling the common shares offered hereby directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the common shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of the shares which are the subject of this prospectus for whom they may act as agents, and underwriters may sell the shares which are the subject of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We have agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

         The shares which are the subject of this prospectus may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares which are the subject of this prospectus may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker- dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The Selling Shareholders and any underwriters, dealers or agents participating in the distribution of the shares which are the subject of this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by the Selling Shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act. None of the Selling Shareholders has informed us as to their plan of distribution.



909738.9
                                       35

                                     EXPERTS

         The financial statements and schedule included in the annual report on form 10-K for the fiscal year ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Ernst & Young LLP. These audited financial statements are incorporated in this prospectus by reference in reliance upon the authority of Ernst & Young LLP as experts in accounting and auditing.


                                  LEGAL MATTERS

         Certain legal matters will be passed upon for us by Battle Fowler LLP, New York, New York. The validity of the common shares offered hereby will be passed upon for us by Berliner, Corcoran & Rowe L.L.P., Washington, D.C. In addition, the description of federal income tax matters contained in the section of this prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Battle Fowler LLP.

909738.9
                                       36

No   dealer,   salesperson   or  other
individual has been authorized to give
any    information    or   make    any
representations  not contained in this
prospectus  in  connection   with  the                26,719,319 Shares
offering  covered by this  prospectus.
If given or made, such  information or
representation must not be relied upon
as having been authorized by Acadia or
the   Selling    Shareholders.    This
prospectus   does  not  constitute  an               Acadia Realty Trust
offer to sell, or a solicitation of an
offer to buy, the common shares in any
jurisdiction  where,  or to any person                  Common Shares
to whom,  it is  unlawful to make such
offer  or  solicitation.  Neither  the
delivery  of this  prospectus  nor any
sale made hereunder  shall,  under any
circumstances,  create an  implication
that  there has not been any change in
the facts set forth in this prospectus
or in the affairs of our company since
the date hereof.                                       ______________________

           ______________________
                                                           PROSPECTUS
           TABLE OF CONTENTS
                                                      ______________________
           ______________________

              Prospectus

                                                             , 2000

                                                                          Page
                                                                          ----

WHERE YOU CAN FIND MORE INFORMATION..........................................5

INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE....................................................................5

FORWARD-LOOKING INFORMATION..................................................6

PROSPECTUS SUMMARY...........................................................7

RISK FACTORS.................................................................8

OUR COMPANY.................................................................12

DESCRIPTION OF OUR COMMON SHARES............................................12

USE OF PROCEEDS.............................................................17

INTERESTS OF NAMED EXPERTS AND COUNSEL......................................17

FEDERAL INCOME TAX CONSIDERATIONS...........................................17

SELLING SHAREHOLDERS........................................................27

PLAN OF DISTRIBUTION........................................................35

EXPERTS.....................................................................36

LEGAL MATTERS...............................................................36

909738.9

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the common shares.

SEC registration fee................................................$35,489.94
Printing expenses......................................................$700.00
Accounting fees and expenses.........................................$3,500.00
Legal fees and expenses.............................................$40,000.00
Miscellaneous expenses..............................................$10,000.00

              Total.................................................$89,689.94
                                                                    ==========

Item 15.  Indemnification of Directors and Officers.

         Our bylaws and declaration of trust authorize our company, to the extent permitted under Maryland law, to indemnify its trustees and officers in their capacity as such. Section 8-301(15) of the Maryland General Corporation Law ("MGCL") permits a Maryland REIT to indemnify or advance expenses to trustees and officers to the same extent as is permitted for directors and officers of a Maryland corporation under the MGCL The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by such director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

         Our bylaws also permit the company, subject to the approval of our board of trustees, to indemnify and advance expenses to any person who served as a predecessor of the company in any of the capacities described above and to any employee or agent of the company or a predecessor of the company.

         In addition to the above, our company has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with the company, whether or not the company is required or has the power to indemnify them against the same liability.

909738.9
                                       38

Item 16.  Exhibits.


3.1(a)         Declaration of Trust of the registrant, as amended               Incorporated by reference to the
                                                                                copy thereof filed as an exhibit to
                                                                                the registrant's Form 10-K for the
                                                                                fiscal year ended December 31,
                                                                                1994, filed with the SEC on March
                                                                                17, 1995 (SEC File No. 001-12002)

3.1(b)         Fourth Amendment to Declaration of Trust of the registrant       Incorporated by reference to the
                                                                                copy thereof filed as an Exhibit to
                                                                                the registrant's Form10-Q for the
                                                                                quarter ended September 30, 1998,
                                                                                filed with the SEC on November
                                                                                16, 1998

3.2            Bylaws of the registrant                                         Incorporated by reference to the
                                                                                copy thereof filed as an exhibit to
                                                                                the registrant's Form S-11 filed with
                                                                                the SEC on March 25, 1993  (SEC
                                                                                File No. 33-60008)

4.1            Specimen Share Certificate                                       Incorporated by reference to Exhibit
                                                                                4.1 to Amendment No. 3 to the
                                                                                registrant's registration statement on
                                                                                Form S-11 filed with the SEC on
                                                                                May 23, 1993

5.1            Opinion of Berliner, Corcoran & Rowe L.L.P. regarding the        Filed herewith
               legality of the securities being registered

8.1            Opinion of Battle Fowler LLP regarding certain tax matters       Filed herewith

10.1(a)        Agreement of Limited Partnership of the operating partnership    Incorporated  by reference to the copy
                                                                                thereof   filed  as  an   exhibit   to
                                                                                Amendment  No.3  to  the  registrant's
                                                                                Form S-11  filed with the SEC on March
                                                                                25, 1993.



10.1(b)        First,  Second and Third Amendments  to the  Agreement of        Incorporated  by  reference  to  the
               Limited Partnership of the operating partnership                 copy thereof filed as an exhibit to
                                                                                the registrant's Form 10-K for the
                                                                                fiscal year ended  December  31, 1998,
                                                                                filed  with the SEC on March 31,  1999



10.1(c)        Amended and Restated Agreement of Limited Partnership of         Filed herewith
               the  operating   partnership


10.1(d)        First and Second Amendments to the Amended and Restated          Filed herewith
               Agreement of Limited Partnership of the operating partnership


23.1           Consent of Berliner, Corcoran & Rowe  L.L.P. (included  in       Filed herewith
               Exhibit  5.1)


23.2           Consent of Battle Fowler LLP (included in Exhibit 8.1)           Filed herewith


23.3           Consent  of  Ernst  & Young  LLP  (New York, New York)           Filed herewith


909738.9
                                       39

24.1           Power of Attorney (included on signature page hereto)            Filed herewith


99.1(a)        Registration Rights and Lock-Up Agreement (RD Capital            Filed herewith
               Transaction)


99.1(b)        Registration Rights and Lock-Up Agreement (Pacesetter            Filed herewith
               Transaction)


Item 17.  Undertakings.

      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      To  include  any   prospectus   required  by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To  reflect in the  prospectus  any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii)    To include  any  material  information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such

909738.9
                                       40
director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

909738.9
                                       41

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Acadia Realty Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, State of New York, on this 2nd day of March, 2000.


                           ACADIA REALTY TRUST
                           A Maryland real estate investment trust (registrant)

                           By:   /s/ Ross Dworman
                               ----------------------
                               Name: Ross Dworman
                               Title:   Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ross Dworman and Kenneth F. Bernstein, and each of them, his true and lawful attorneys-in-fact and agents, with full power or substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                         Title                                                 Date
---------                         -----                                                 ----

/s/ Ross Dworman                  Chairman of the Board of Trustees and Chief           March 2, 2000
---------------------------       Executive Officer (Principal Executive Officer)
Ross Dworman

/s/ Kenneth F. Bernstein          President and Trustee                                 March 2, 2000
----------------------------
Kenneth F. Bernstein

/s/ Perry S. Kamerman             Treasurer and Senior Vice President                   March 2, 2000
--------------------------
Perry S. Kamerman

/s/ Martin L. Edelman             Trustee                                               March 2, 2000
---------------------------
Martin L. Edelman

/s/ Marvin L. Levine              Trustee                                               March 2, 2000
----------------------------
Marvin L. Levine

/s/  Lawrence J. Longua           Trustee                                               March 2, 2000
--------------------------
Lawrence J. Longua

/s/ Gregory White                 Trustee                                               March 2, 2000
-----------------------------
Gregory White



909738.9
                                       42

                                  EXHIBIT INDEX


Exhibit No.                      Description
-----------                      -----------


3.1(a) Declaration of Trust of the registrant, as amended

3.1(b) Fourth Amendment to Declaration of Trust of the registrant

3.2                              Bylaws of the registrant

4.1                              Specimen Share Certificate

5.1 Opinion of Berliner, Corcoran & Rowe L.L.P. regarding the legality of the securities being registered

8.1                              Opinion of Battle Fowler LLP regarding
                                 certain tax matters

10.1(a)                          Agreement of Limited Partnership of the
                                 operating partnership

10.1(b) First, Second and Third Amendments to the Agreement of Limited Partnership of the operating partnership

10.1(c) Amended and Restated Agreement of Limited Partnership of the operating partnership

10.1(d) First and Second Amendments to the Amended and Restated Agreement of Limited Partnership of the operating partnership

23.1                             Consent of Berliner, Corcoran & Rowe
                                 L.L.P. (included in Exhibit 5.1)

23.2                             Consent of Battle Fowler LLP (included in
                                 Exhibit 8.1)

23.3                             Consent of Ernst & Young LLP (New
                                 York, New York)

24.1 Power of Attorney (included on signature page hereto)

99.1(a)                          Registration Rights and Lock-Up
                                 Agreement (RD Capital Transaction)

99.1(b)                          Registration Rights and Lock-Up
                                 Agreement (Pacesetter Transaction)



909738.9
                                       43